Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

October 20, 2021

Akerna Corp.

1630 Welton St., Floor 4
Denver, Colorado 80202

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Akerna Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3, (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 37,037,037 shares of common stock of the Company, par value $0.0001 (the “Shares”), issuable to such selling stockholders upon conversion of certain outstanding senior secured convertible notes of the Company issued on October 5, 2021 (the “Senior Secured Convertible Notes”).

We have examined the Senior Secured Convertible Notes and the Amended and Restated Certificate of Incorporation of the Company. We have examined such additional documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued by the Company upon conversion, installment or otherwise pursuant to the terms and conditions of the Senior Secured Convertible Notes, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DORSEY & WHITNEY LLP

JKB/KGS